License Agreement No. HO 91200

     AGREEMENT, made as of September 12, 2000, by and between EDULINK, INC. ("Licensee"), a corporation with its principal offices at 450 North Roxbury Drive, Suite 602, Beverly Hills, California 90210, and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA on behalf of its Los Angeles campus College of Letters and Sciences ("UCLA"), with its principal office at 10920 Wilshire Blvd., Los Angeles, California 90024-1406.

     IT IS HEREBY AGREED AS FOLLOWS:

1.   Definitions


     1.1 "Derivative Technology" shall mean for copyrightable or copyrighted material, any translation (including translation into other computer languages), modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted.

     1.2 "Franchise Website" shall mean an Internet Service which utilizes the database infrastructure of the Website described in Article 1.7 which contemplates the production and/or packaging of content designed to satisfy the educational, cultural and other requirements of a specific territory of the world outside of the United States, such content to be transmitted to persons who receive the service from a URL different from the URL described in Article 1.7, and which is owned and/or controlled jointly by Licensee, on the one hand, and one or more third parties, on the other hand.

     1.3 "Licensed Content" shall constitute the material described in Schedule A attached hereto.

     1.4 "On Line Systems" shall mean any system for distributing or otherwise making available the Licensed Content via transmission, directly or indirectly to end-users, whether over telephone lines, cable television systems, optical fiber connections, cellular telephones, satellites, wireless broadcast, or other mode of transmission now known or subsequently developed.

     1.5 "RBL" is any person, firm or corporation who or which owns and controls proprietary content and licenses such content to Licensee for use within the Website. For this purpose, individuals or entities who or which jointly own or control a specific item of proprietary material shall constitute one RBL insofar as such item of proprietary material is concerned.


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     1.6  "User Hit" shall mean accessing a Web Page, and the number of User
          Hits, for purposes of this Agreement, shall be calculated as follows:
               (a) A single User Hit shall be allocated for each Web Site
          Transmission of a Web Page containing proprietary material from one
          RBL, and only one RBL; and
               (b) A fraction of a User Hit shall be allocated for each Web Site Transmission of a Web Page containing proprietary materials from more than one RBL, the numerator of such fraction to equal "one" and the denominator to equal the number of applicable RBLs.

     1.7 "Website" shall mean an Internet service currently known as EduLink Global Smart Schoolhouse that Licensee produces and packages and then transmits or causes to be transmitted either directly or indirectly to persons who receive the service from the URL http://www.edu-link.com or such other URL that Licensee may designate in the future.

     1.8 "Web Page" shall mean a set of associated files transferred sequentially to and rendered more or less simultaneously by a browser.

     1.9 "Website Transmissions" are all transmissions of content to Website Users from or through the Website.

     1.10 "Website Users" are those who access Website Transmissions.


2.   Grant of Rights

     2.1 UCLA hereby grants to Licensee, for the Term of this Agreement, a non-exclusive license to:

          (a)  Convert the Licensed Content into digital electronic form;

          (b) Use Licensed Content to create Derivative Technology and to otherwise make adjustments to size, color, brightness, contrast, etc. as necessary or desirable to optimize digitization;

          (c) Combine Licensed Content or Derivative Technology thereof with such other images, animation, video, sound, software or other content for the sole purpose of enhancing the subject matter of the Licensed Content and not for the purpose of framing with commercial advertisements;

          (d) To display, transmit, distribute, directly or indirectly consistent with this agreement, the Licensed Content or Derivative Technology in any format on any storage medium and via On Line Systems;



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          (e)  Include the Licensed Content in and as part of the Website and
               Franchise Websites, subject to UCLA's approval rights described below in Article 3.4, and to transmit or cause to be transmitted all or portions of such Licensed Content over the Internet; and

          (f) Reconfigure the Licensed Content into digital format and edit and otherwise alter (and/or translate into a different language) the Licensed Content so as to include the same within the Website and any Franchise Website, subject to UCLA's approval rights described below in Article 3.4.

     2.2 This license shall, except as provided in Article 8 , be non-transferable and non-sub-licensable.

     2.3 Licensee shall own the Compilation Rights, including the copyright therein, with respect to content that embodies any portion of the Licensed Content with other material, however, Licensee shall not distribute, perform, reproduce, prepare derivative works based on the Licensed Content, display or sub-license Licensed Content on a stand alone basis. UCLA shall retain all rights of ownership, including the copyrights therein, in and to the underlying Licensed Content.

     2.4 Licensee shall be responsible for placing and maintaining appropriate copyright notices, within the Website and/or any Franchise Website in connection with UCLA's copyright in and to the Licensed Content, subject to UCLA's reasonable approval (see Article 3.1). In addition, Licensee shall place and maintain appropriate copyright notice within the Website and any Franchise Website in connection with the Licensee's copyright in the compilation of the Licensed Content with other material. Licensee shall be responsible for enforcing its copyrights, as well as UCLA's copyrights in the Licensed Content, to the extent of any copyright infringement related directly to the Licensed Content as it appears on the Website or Franchise Website. UCLA's copyrights are held in the name of The Regents of the University of California.

     2.5 UCLA as licensor reserves any rights not specifically granted herein to Licensee.


3.   License Restrictions

     3.1 UCLA shall have the right to approve the manner in which the Licensed Content is edited, altered and/or translated, such approval not to be unreasonably withheld; any such disapproval to be deemed reasonable shall be based upon UCLA's good faith determination that the Licensed Content, as edited, altered and/or translated, fails to maintain, in substantial part, the educational credibility of the Licensed Content in its original format and shall be accompanied by specific objections, in writing, relating to those portions of the altered, edited and/or translated Licensed



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          Content which so fails to maintain such educational credibility. UCLA shall have thirty (30) days from the receipt of said material to review and approve the edited, altered and/or translated Licensed content ("Review Period"). The parties may mutually agree in writing to extend this Review Period if necessary. Licensee shall, with respect to translated material, bear the cost of providing UCLA with a word for word translation to English of any non-English language version of any of the translated Licensed Content.

     3.2 Licensee shall have the right to use UCLA's name so as to be able to provide appropriate notice of this license and a description of the Licensed Content, provided that UCLA shall approve any and all uses of such name, pursuant to Section 92000 of the State of California Educational Code and State and Federal Trademark Laws. UCLA's approval shall not to be unreasonably withheld. Licensee shall also have the right, and the obligation, to provide credit within the Website and any authorized Franchise Websites to UCLA as the licensor of the Licensed Content, the placement of such credit to be determined by Licensee, subject to UCLA's approval, such approval not to be unreasonably withheld. All other uses of the name, to wit: UCLA, the Regents of the University of California, The Regents of the University of California, Los Angeles or any other trademark held by the University of California shall be used only as authorized upon specific written request for each use.

     3.3 In the event that Licensee shall designate a new URL in which the Licensed Content shall be displayed, distributed or reproduced pursuant to the terms and conditions stated herein, Licensee shall give UCLA prompt prior written notice of said change in designation.

     3.4 Licensee shall not have the right to use the Licensed Content for its Franchise Website(s) as herein defined, without first obtaining written approval from the appropriate designee within UCLA. For purposes of this section the appropriate designee shall be the Director of the Office of Intellectual Property Administration.

4.   Term

     The Term of this Agreement shall commence on the date of execution of this Agreement and continue for the balance of the term of UCLA's copyright in and to the Licensed Content, inclusive of the Copyright Renewal Term, if any unless otherwise terminated pursuant to Article 13.

5.   Advances

     Licensee shall pay UCLA the sum of Twenty-Five Thousand Dollars US ($25,000)immediately upon the execution of this Agreement, such sum to be a non-



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

     returnable advance against sums otherwise payable to UCLA pursuant to the provisions of Article 6 below.

6.   License Fees

     6.1 For each calendar year during the Term hereof, Licensee shall pay UCLA a license fee equal to a portion of Licensee's "Revenue Sharing Fund" (as herein defined), which portion is equal to the "Value Attributable to the Licensed Content." "The Value Attributable to the Licensed Content" shall equal a fraction of the Revenue Sharing Fund, as determined at the end of each calendar year, the numerator of which equals the number of User Hits by Website Users allocated to the Licensed Content during such year and the denominator of which equals the number of User Hits by Website Users allocated to all content furnished by all RBLs, including UCLA, during such year.

     6.2 "Revenue Sharing Fund" shall equal the following percentages of Licensee's annual adjusted gross revenue ("AGR"):

                                                Percentage of such AGR To Be
          AGR Received in Applicable Calendar   Included in the Revenue
          Year                                  Sharing Fund

          First $15 million of AGR                         3%
          Next $35 million                                 4%
          Next $100 million                                5%
          Next $100 million                                4%
          Next $500 million                                3%
          Next $250 million                                2%
          Over $1 billion                                 -0-

     6.3  AGR shall include and shall be defined as:

          (a) Sponsorship and advertising revenue, meaning all payments made to Licensee during such calendar year by or on behalf of sponsors and advertisers for use of the facilities of the Website, less only sales commissions, (not to exceed 15%), actually paid to bona fide third parties.

          (b) Website User Subscription Fees, meaning all payments in the form of monthly or annual subscription fees made to Licensee or to others on Licensee's behalf by Website Users to access Website transmissions, less sales commissions (not to exceed 5%) actually paid to a bona fide third party.

          (c) Website Special Event Fees, meaning all payments made to Licensee or to others on Licensee's behalf by Website Users to access special events or services requiring specific payments for such access, including tutorial services and performances by featured speakers, less sales commissions actually paid



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               to bona fide third parties and less payments actually made to the individual tutors, speakers and other performers directly involved with the applicable event or service.

          (d) E-Commerce Revenue, meaning the revenue paid to Licensee or others on Licensee's behalf by Website Users to purchase products for sale through the Website, less applicable cost of goods, meaning, with respect to products manufactured by and/or purchased by Licensee for resale on the Website, the actual costs incurred by Licensee to manufacture and/or acquire any such products, and with respect to products furnished to Licensee by third parties for sale on the Website, that portion of revenue so received by Licensee as a result of the sale of such products which Licensee pays or is obligated to pay the third party so furnishing such products to Licensee. E-Commerce Revenue shall not include shipping and handling charges, and/or sales or similar taxes, paid to Licensee or others by Website Users purchasing products.

          (e) Revenue from Franchise Websites, meaning that percentage of a specific Franchise Website's AGR which equals Licensee's percentage ownership interest in such Franchise Website, reduced by a fraction, the numerator of which equals the number of User Hits on Web Pages within the applicable Franchise Website which embody content furnished by RBLs to the extent, and only to the extent, that such content (prior to or after translation) is also embodied on the Website, and the denominator of which equals the total number of User Hits on Web Pages within the Franchise Website which embody all content furnished by RBLs. A Franchise Website's AGR shall be defined in the same manner that "AGR" with respect to the Website is defined in Articles 6(3)(a) through 6(3)(d) above, except that for definitional purposes, the recipient of the applicable revenue shall be the entity or entities operating the Franchise Website rather than Licensee, and except that reference to "Website" therein shall be deemed to mean the applicable "Franchise Website."

     6.4 All checks for payments hereunder should be made payable to: The Regents of the University of California and reference this agreement. Checks will be mailed to: UCLA Remittance Center, 10920 Wilshire Blvd., Suite 107, Los Angeles, Ca. 90024-6502.

7.   Financial Reports and Audits

     7.1 Licensee shall submit to UCLA, within ninety (90) days, following the end of each calendar year, an annual report reflecting the total funds allocated to the Revenue Sharing Fund during the 12-month period ending December 31 of the year in question, detailed summaries of the calculations of all AGR, and the sums payable to UCLA out of the Revenue Sharing Fund, if any, as well as a detailed summary of the calculations made to determine the sums so payable to UCLA, inclusive of a summary of User Hits on all content furnished by RBLs as compared to User Hits on the Licensed Content. Such



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          report shall be accompanied by payment of all sums shown therein to be due UCLA, less any portion of the Advance set forth in Article 5 above, to the extent they are unrecouped.

     7.2 UCLA shall have the right, not in excess of once during any calendar year, at any time during customary business hours and upon sixty (60) days advance written notice, to examine Licensee's books and records necessary to verify any and all reports rendered and/or required by this Agreement, provided that such right of examination with respect to a report relating to a specific calendar year shall expire three years following the date such report was rendered to UCLA. UCLA shall treat as confidential all data and information it obtains as a result of such examination, except to the extent such information is material to claims by UCLA for license fees in addition to those set forth in the applicable annual report.

8.   Assignment

     UCLA shall have the unrestricted right to assign its rights hereunder. Licensee shall not have the right to assign its rights and/or delegate its obligations hereunder except with respect to any person, firm or corporation, which acquire substantially all of its assets or securities.

9.   Representations, Warranties and Indemnities

     9.1 UCLA represents and warrants that it is the sole owner of all rights (including the copyrights) in and to the Licensed Content, free of any encumbrance or other claim. UCLA will indemnify, defend and hold harmless from any breach of UCLA's representations and warranties and from claims against Licensee relating to the rights to the Licensed Content or any part thereof not supplied by Licensee.

     9.2 Licensee will indemnify, defend and hold UCLA harmless from any claims against UCLA by any person, firm or corporation which results, directly or indirectly, from any material breach of any representation, warranty or agreement made by Licensee hereunder.

10.  Arbitration

All disputes of any kind, nature or description arising in connection with the terms and conditions of this Agreement shall be submitted to arbitration in the City of Los Angeles, and State of California under the then prevailing rules of the American Arbitration Association by an arbitrator or arbitrators to be selected as follows: Each of the parties shall, by written notice to the other, have the right to appoint one arbitrator. If, within thirty (30) days following the giving of such notice by one party the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty (30) days elapse after the appointment of the



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second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request the American Arbitration Association to appoint the third arbitrator. The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction.

11.  Notice

     All notices and other communications between the parties hereto shall be in writing and deemed received (i) when delivered in person; (ii) upon confirmed transmission by telefax or facsimile device; or (iii) five (5) days after deposited in the United States mail, postage prepaid, certified or registered mail, addressed to the other party at the address set forth below (or at such other address as such other party may supply by written notice):

         UCLA:          The Regents of the University of California
                        c/o UCLA Office of Intellectual Property Administration
                        Attn:  Director
                        10920 Wilshire Blvd., Suite 1200
                        Los Angeles, California  90024-1406
                        (310) 794-0631 Fax

         LICENSEE:      EduLink, Inc.
                        Attn:   Michael Rosenfeld, CEO
                        450 North Roxbury Drive, Suite 602
                        Beverly Hills, California  90210
                        (310) 247-8101 Fax

12.  Choice of Law

     This agreement shall be interpreted, construed and enforced in accordance with the laws of the State of California.

13.  Termination

     13.1 In the event that a material breach of one or more of the terms of this Agreement is not cured within sixty (60) days of written notification of such breach, the notifying party may terminate this Agreement by written notice.

     13.2 This Agreement will be immediately terminable by UCLA if Licensee makes an assignment for the benefit of creditors, files a petition under the bankruptcy or insolvency laws of the United States, appoints a trustee or receiver for its property or business, r is adjudicated bankrupt or insolvent.



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

     13.3 On termination or expiration of this Agreement, all rights granted hereunder by UCLA will immediately cease and Licensee will cease to utilize the Licensed Content and purge the same from the Website and any Franchise Website. Licensee shall provide a report together with any payments that may be due and owing as provided in Articles 6 and 7 herein above. Said report shall be due not later than ninety (90) days following the termination or expiration of this Agreement.

14.  Entire Agreement

     This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement cannot be waived, added to or modified orally and no waiver, addition or modification shall be valid unless in writing and signed by the parties. Any provisions herein found by a court of competent jurisdiction to be void or unenforceable shall not affect the validity or enforceability of any other provisions.



THE REGENTS OF THE UNIVERSITY OF            EDULINK, INC
CALIFORNIA
Signature: /s/ Patricia Brennan             Signature: /s/
           -----------------------                     ------------------------
Patricia Brennan
Director
Office of Intellectual Property Administration




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                          Schedule A - Licensed Content


1.   National History Standards, Revised Edition dated 1996

2.   Bringing History Alive: A Source Book For Teaching World History 1996.

3.   Bringing History Alive: A Source Book For Teaching U. S. History 1996.

4. 62 Spiral bound teaching units for world and U. S. history, including all of the primary sources, published by the National Center For History In the Schools, at UCLA, to the extent owned by UCLA. For those units where copyright is shared with a co-publisher, the National Center for History in the Schools at UCLA will obtain, to the extent it's legally able to, the co-publisher's agreement to this contract.

5. 20,000 slides for art and architecture being constructed and created, to the extent such material is located in the department of history in the school of letters and science, to the extent owned by UCLA and/or to the extent sublicensing rights are owned by UCLA.

6. Maps and charts applicable to lessons and activities being created, to the extent located within the Department of Geography's Photo and Achieve Collection, and to the extent owned by UCLA, and/or to the extent sublicensing rights are owned by UCLA.



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